Double Eagle Petroleum Company
P. O. Box 766 • Casper, WY 82602 • 1-307-237-9330 • Fax: 1-307-266-1823

FOR IMMEDIATE RELEASE
Date: September 18, 2007

Double Eagle Petroleum Reports Project Update

Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today progress at the Atlantic Rim Project as well as Nevada, South Fillmore and Pinedale.

At Atlantic Rim, Double Eagle has two rigs drilling in the Catalina Unit. Ten wells have been drilled and cased. We are making good progress on the compressor station and injection wells. Our intent now is to have all of the 33 new wells hooked up, with the successful ones producing before the end of the year. We anticipate that Double Eagle will have 73.84% working interest in these wells and also in the 14 existing producing wells in Cow Creek Field. Once the new wells establish sufficient production, the Cow Creek wells will become part of the Catalina Unit.

Also within the Atlantic Rim, Anadarko expects to drill 69 additional wells in which Double Eagle will have approximately 8% working interest within the Sun Dog Unit. Drilling is expected to begin on October 1.

In Nevada, V. F. Neuhaus began drilling the Straight Flush #17-1 well in Huntington Valley, Elko County, Nevada and on September 17th had reached a depth of 5,178 feet. Total depth is expected to be 7,000 feet. Double Eagle has a 70% working interest after the tank battery is set. Double Eagle owns an interest in over 200,000 gross acres in the Huntington Valley.

At South Fillmore, the SJ Fee #11-9 well has been completed with perforations at a depth of 8,192 to 8,196 feet. Testing was completed with a flow rate of 1,635 mcf per day, 107 barrels of oil per day and no water. Double Eagle has a 50% working interest in this well before payout and 30% after payout. A fracture stimulation is also being considered on the original well in this prospect, the PH State 16-1 well, in which Double Eagle has 100% working interest before and after payout. The drilling of a third well in the prospect is being considered for later in 2007.

At Pinedale, Questar is currently drilling on lands in which Double Eagle has an interest. It is anticipated that in 2007, 34 wells (2.3 net wells to Double Eagle) will be drilled.

Stephen H. Hollis, CEO of Double Eagle, commented: “The Catalina project is progressing well. It now appears that we could have any new successful wells on line before year end. In Nevada, we are continuing down to our main objective in the Paleozoic carbonates. We should know soon on this prospect. The second well at South Fillmore is encouraging. GMT was able to fracture stimulate the sandstone successfully.”

About Double Eagle

Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Christmas Meadows Prospect in northeastern Utah as well as the Cow Creek Unit Deep and South Fillmore prospects in southwestern Wyoming.

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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.

Company Contact:

John Campbell Steve Hollis, President

(303) 794-8445 (307) 237-9330